Interactive Multimedia Network, Inc.
                            3163 Kennedy Boulevard
                            Jersey City, New Jersey 07306


                                            June 22, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: Interactive Multimedia Network, Inc.
              Registration Statement on Form 10
              File No. 0-24189
              ---------------------------------

Ladies and Gentlemen:

         Interactive Multimedia Network, Inc., (the "Company") hereby withdraws its previously filed Registration Statement on Form 10 (File No. 0-24189) relating to its common stock in order to avoid such Registration Statement becoming effective pursuant to Section 12(g)(1) of the Securities Exchange Act of 1934, as amended, prior to the completion of the review of such Registration Statement by the Staff of the Commission. The Company intends to re-file the Registration Statement, revised to respond to the comments of the Staff contained in a letter dated May 29, 1998 received by the Company.


                                       Very truly yours,

                                       INTERACTIVE MULTIMEDIA NETWORK, INC.

                                       By: /s/ Vincent L. Verdiramo
                                           --------------------
                                          Vincent L. Verdiramo
                                           President